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         L-3 COMMUNICATIONS ANNOUNCES HART-SCOTT CLEARANCE TO PURCHASE
                           AYDIN CORPORATION SHARES


     NEW YORK -- (BUSINESS WIRE) -- April 9, 1999 -- L-3 Communications (NYSE:
LLL) announced today that all applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to L-3 Communications' pending offer for the shares of Aydin Corporation have expired. There were no objections or requests for additional information.


     L-3 Communications further indicated that, in light of the completion of the regulatory approval process, it expects to consummate the purchase of Aydin shares pursuant to the tender offer, subject to the terms thereof, at the currently scheduled expiration time of midnight on Wednesday, April 14, 1999.


     At the close of business on Thursday, April 8, 1999, approximately 4,769,626 shares of Aydin common stock, representing approximately 91.4% of the outstanding Aydin shares, had been validly tendered and not withdrawn in connection with the offering.


     L-3 Communications is a leading merchant supplier of secure communication systems and products, microwave components, avionics and ocean systems and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace and defense prime contractors, foreign governments and commercial telecommunications and cellular customers.



CONTACT:   L-3 Communications
           Cynthia Swain
           Vice President, Corporation Communications
           212-697-1111
              or
           Morgan-Walke Associates
           Gordon McCoun, Eric Boyriven
           Media Contact: Brian Maddox, Claudia Moscarella
           212-850-5600